Exhibit 99

DISCOVER BOARD APPOINTS THOMAS MAHERAS AS CHAIRMAN FOLLOWING

DEATH OF LAWRENCE WEINBACH

Riverwoods, IL, May 4, 2020 – The Discover Board of Directors has appointed board member Thomas Maheras as Chairman, effective immediately, following the unexpected May 1 death of Chairman Lawrence Weinbach.

Weinbach, who was 80, joined Discover as an original board member when the company went public in 2007 and was lead director on Discover’s board from 2009 to 2018. He served as independent chairman since January 2019.

“The entire Discover community joins me in extending its deepest sympathies to Larry’s family as the company mourns the untimely passing of our colleague, leader and friend,” said Roger Hochschild, CEO and president of Discover. “I benefitted greatly from Larry’s steady guidance and stewardship, and I am grateful for having had the opportunity to work so closely with him.”

Maheras, 57, joined the board in 2008. He has been the managing partner of Tegean Capital Management, LLC since 2008, and a partner and Chief Investment Officer of Iron Park Capital Management, LLC since 2019, two investment advisory firms based in New York. Prior to that, he was chairman and co-chief executive officer of Citi Markets and Banking, the investment banking division of Citigroup, Inc. He has served as chairman of the U.S. Treasury Department Borrowing Advisory Committee and as an executive committee member of the Board of Directors of the Securities Industry and Financial Markets Association.

“Tom’s replacement of Larry under these unfortunate circumstances will provide continuity for Discover. His experience and knowledge of the business will be invaluable to us in his new capacity as chairman,” said Hochschild, who also is a board member.

Weinbach most recently was chairman of Great Western Products Holdings, LLC, a manufacturer and master distributor of food and nonfood concession products, since 2009 and a managing director of Yankee Hill Capital Management, LLC, a private equity firm, since 2006. Prior to that, he was the executive chairman of Unisys Corporation, a worldwide information services and technology company, from 2005 to 2006, and its chairman and chief executive officer from 1997 to 2004. He served as managing partner and chief executive of Andersen Worldwide, a global professional services organization, which included Arthur Andersen and the company now known as Accenture from 1989 to 1997.

“Larry was an exceptional leader who will be greatly missed,” Maheras said. “I am honored to take over as chairman and look forward to working with my fellow board members and Discover’s strong leadership team to deliver on the company’s purpose of helping people achieve a brighter financial future.”

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts

Investors:

Craig Streem, 224-405-5923

craigstreem@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com